AMENDMENT TO THE
                      INDIANA ENERGY, INC.
                EXECUTIVE RESTRICTED STOCK PLAN
    (AS LAST AMENDED AND RESTATED EFFECTIVE OCTOBER 1, 1998)



      Pursuant to rights reserved under Section 20 of the Indiana Energy, Inc. Executive Restricted Stock Plan, originally effective as of December 1, 1987, (the "Plan"), the Board of
Directors of Indiana Energy, Inc. further amends the Plan, effective December 1, 1998, by the addition of a new Section 26 which provides, in its entirety, as follows:



      Section 26. Conversion of Restricted Shares to Deferred Compensation. Notwithstanding anything contained in this Plan to the contrary, a Grantee shall be permitted to elect that restricted Shares be transferred to a bookkeeping account maintained under the Indiana Energy, Inc. Non-Qualified Deferred Compensation Plan ("Energy Deferred Compensation Plan") effective as of the vesting date of the restricted Shares in accordance with the following rules:

          (a) Any election by a Grantee to transfer the value of restricted Shares to the Energy Deferred Compensation Plan shall be made in accordance with rules established by the Compensation Committee of the Board but in no event shall any election be made later than the last day of the calendar year immediately preceding the calendar year in which the restricted Shares would have become vested under the terms of this Plan;

          (b) The amount to be credited to the Energy Deferred Compensation Plan should be an amount determined by multiplying the number of Shares elected to be transferred by the Grantee to the Energy Deferred Compensation Plan by the closing price of the Shares as of the end of the trading day coinciding or closest after the date on which the Shares to be transferred become vested under this Plan; and

          (c) The Grantee may specify either a number of Shares or a percentage of Shares to be transferred to the Energy Deferred Compensation Plan.

As a condition to transferring restricted Shares to the Energy Deferred Compensation Plan, the Grantee shall be required to deliver the restricted Shares covered by the election to the Secretary of Energy on or before the vesting date. The Grantee shall have no right to any dividend or voting rights with respect to any Shares transferred to the Energy Deferred Compensation Plan on or after the vesting date which date is the effective date of the conversion.



      This Amendment has been executed on this     4th     day of
     December, 1998 to be effective as of December 1, 1998.

                         INDIANA ENERGY, INC.



                         By:  /s/ O. N. Frenzel III
                              O. N. Frenzel III, as Chairman
                              of the Compensation Committee